UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2012

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida		33133
(Address of principal executive offices)		(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 7, 2010 (the “Closing Date”), Spanish Broadcasting System, Inc. (the “Company”) closed its previously announced offering (the “Offering”) of $275 million in aggregate principal amount of 12.5% senior secured notes due 2017 (the “Notes”) at an issue price of 97% of the principal amount. The Notes were offered solely by means of a private placement either to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to certain persons outside the United States pursuant to Regulation S under the Securities Act, as amended, and are governed by an Indenture dated as of the Closing Date (the “Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

The Company used the net proceeds from the offering, together with cash on hand, to repay and terminate the previously existing $350,000,000 first lien credit agreement, dated as of June 10, 2005, among the Company, the lenders from time to time party thereto, Merrill Lynch, Pierce Fenner & Smith, Inc., as syndication agent, Wachovia Bank, National Association, as documentation agent, and Lehman Commercial Paper Inc., as administrative agent that was due June 10, 2012 and to pay the transaction costs related to the offering.

Certain terms and conditions of the Notes are as follows:

Maturity. The Notes mature on April 15, 2017.

Interest. The Notes accrue interest at a rate of 12.5% per year. Interest on the Notes is paid semi-annually on each of April 15 and October 15, commencing on April 15, 2012. After April 15, 2013, interest will accrue at a rate of 12.5% per annum on (i) the original amount of the Notes plus (ii) any Additional Interest (as defined below) payable but unpaid in any prior interest period, payable in cash on each interest payment date. Further, beginning on the interest payment date occurring on April 15, 2013, additional interest will be payable at a rate of 2.00% per annum (the “Additional Interest”) on (i) the original principal amount of the Notes plus (ii) any amount of Additional Interest payable but unpaid in any prior interest period, to be paid in cash, at the election of the Company, (x) on the applicable interest payment date or (y) on the earliest of the maturity date of the Notes, any acceleration of the Notes and any redemption of the Notes; provided that no Additional Interest will be payable on any interest payment date if, for the applicable fiscal period, either (a) the Company has recorded positive consolidated station operating income for its television segment or (b) the secured leverage ratio on a consolidated basis is less than 4.75 to 1.00.

Issue Price. The issue price of the Notes is 97% of par.

Ranking. The Notes are senior secured obligations of the Company that rank equally with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness. Subject to certain exceptions, the Notes will be fully and unconditionally guaranteed by each of our existing and future wholly-owned domestic subsidiaries (which excludes (i) our existing and future subsidiaries formed in Puerto Rico (the “Puerto Rican Subsidiaries”), (ii) our future subsidiaries formed under the laws of foreign jurisdictions and (iii) our existing and future subsidiaries, whether domestic or foreign, of the Puerto Rican Subsidiaries or foreign subsidiaries) and our other domestic subsidiaries that guarantee certain of our other debt. The Notes and guarantees will be structurally subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries. For more information regarding ranking, please see the Indenture attached as Exhibit 99.1 to this Form 8-K.

Collateral. The Notes and the guarantees will be secured on a first-priority basis by a security interest in certain of the Company’s and the guarantors’ existing and future tangible and intangible assets (other than “Excluded Assets” (as defined in the Indenture)). The Notes and the guarantees will be structurally subordinated to the obligations of our non-guarantor subsidiaries. The Notes and guarantees will be senior to all of our and our guarantors’ existing and future unsecured indebtedness to the extent of the value of the collateral.

The Indenture permits the Company, under specified circumstances, to incur additional debt in the future. The amount of such debt is limited by the covenants contained in the Indenture.

No Sinking Fund. The Company is not required to make any sinking fund payments with respect to the Notes.

Optional Redemption. Prior to April 15, 2015, the Company may redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the sum of the principal amount of the Notes and any Additional Interest that is payable but unpaid for interest periods ending on any interest payment date on or prior to the redemption date, plus any other interest that is accrued and unpaid to, but not including, the redemption date, plus the applicable “make-whole” premium as set forth in the Indenture.

The Company may redeem the Notes, in whole or in part, at any time on or after April 15, 2015, at a redemption price equal to 100% of the sum of the principal amount of the Notes and any Additional Interest that is payable but unpaid for interest periods ending on any interest payment date on or prior to the redemption date, plus any other interest that is accrued and unpaid to, but not including, the redemption date, plus a premium declining over time as set forth in the Indenture.

In addition, the Company may also redeem all or a part of the Notes on one or more occasions with the net proceeds of certain asset sales, as described in the Indenture at a redemption price equal to (i) 103% of the sum of the aggregate principal amount of the Notes and any Additional Interest that is payable but unpaid for interest periods ending on any interest payment date on or prior to the redemption date, for any such redemption prior to April 15, 2013, and (ii) 104% of the sum of the aggregate principal amount of the Notes and any Additional Interest that is payable but unpaid for interest periods ending on any interest payment date on or prior to the redemption date, for any such redemption on or after such date and prior to April 15, 2014, in each case plus any other interest that is accrued and unpaid thereon to, but excluding, the applicable redemption date; provided, that the cumulative aggregate principal amount of Notes redeemed and accrued (or, in the case of Additional Interest, payable) and unpaid interest paid pursuant to this provision will not be in excess of $100.0 million.

Change of Control. If a change of control occurs, each holder of Notes may require the Company to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants. If a “Change of Control” occurs, noteholders may require the Company to repurchase all or part of their notes at 101% of the sum of the principal amount of the notes and any Additional Interest that is payable but unpaid for interest periods ending on any interest payment date on or prior to the repurchase date, plus any other interest that is accrued and unpaid to, but not including, the repurchase date. The term “Change of Control” is defined in the Indenture.

Events of Default. The Indenture contains customary events of default which could, subject to certain conditions, cause the Notes to become immediately due and payable, including, but not limited to, the failure to make premium or interest payments; failure by the Company to accept and pay for Notes tendered when and as required by the change of control and asset sale provisions of the Indenture; failure to comply with certain covenants in the Indenture; failure to comply with certain agreements in the Indenture for a period of 60 days following notice by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding; failure to pay any debt within any applicable grace period after the final maturity or acceleration of such debt by the holders thereof because of a default, if the total amount of such debt unpaid or accelerated exceeds $15 million; failure to pay final judgments entered by a court or courts of competent jurisdiction aggregating $15 million or more (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days; and certain events of bankruptcy or insolvency.

This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture filed as Exhibit 99.1 to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 1.02 above regarding the Offering is hereby incorporated by reference into this Item 2.03.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Offering is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 — Senior Secured Notes Indenture, dated as of February 7, 2012, between Spanish Broadcasting System, Inc. and Wilmington Trust, National Association, as Trustee and Collateral Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.

February 13, 2012	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer, Senior Executive Vice President and Secretary

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